Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES EXPIRATION AND RESULTS OF CASH TENDER OFFER FOR SENIOR NOTES BY WHOLLY-OWNED SUBSIDIARY

LONDON, April 1, 2016/PRNewswire/ — Noble Corporation plc (NYSE: NE) announced today, on behalf of its indirect, wholly-owned subsidiary, Noble Holding International Limited (“NHIL”), the final results of NHIL’s previously announced cash tender offers (each, a “Tender Offer” and, collectively, the “Tender Offers”) of NHIL’s 4.90% Senior Notes due 2020 and NHIL’s 4.625% Senior Notes due 2021 (together, the “Notes”). As of 11:59 p.m., New York City time, on March 31, 2016 (the “Expiration Date”), NHIL had received valid tenders from holders of the Notes as outlined in the table below.

Upon the terms and subject to the conditions specified in the Offer to Purchase, dated March 3, 2016 (as amended, the “Offer to Purchase”), NHIL expects to accept for purchase $23,988,520 Aggregate Purchase Price of Notes validly tendered and not validly withdrawn. NHIL refers to the aggregate amount that all holders of Notes are entitled to receive, excluding accrued interest, for their Notes that are validly tendered and accepted for purchase by NHIL as the “Aggregate Purchase Price.”

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered and Accepted	Total Consideration (1)(2)
4.90% Senior Notes due 2020	65504LAC1	$500,000,000	$32,238,000	$680.00
4.625% Senior Notes due 2021	65504LAF4	$400,000,000	$3,388,000	$610.00

(1)	Per $1,000.00 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by NHIL.
(2)	Includes the early tender premium of $50.00 per $1,000.00 principal amount of Notes validly tendered prior to the Expiration Date (and not validly withdrawn) and accepted for purchase by NHIL.

All Notes purchased in the Tender Offers will be retired. Any Notes that were not tendered or tendered but not accepted for purchase will remain outstanding.

NHIL expects to make payment for Notes purchased pursuant to the Tender Offers by deposit of the Total Consideration, as applicable, for each series of Notes, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the date the Accepted Notes are purchased, in immediately available funds on April 1, 2016 with The Depository Trust Company.

NHIL retained Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. to act as the dealer managers for the Tender Offers. Questions or requests for assistance regarding the terms of the Tender Offers should be directed to Credit Suisse Securities (USA) LLC at

(800) 820-1653 (toll-free) and HSBC Securities (USA) Inc. at (888) HSBC-4LM (toll-free). Requests for the Offer to Purchase and other documents relating to the Tender Offers may be directed to Global Bondholder Services Corporation, the depositary and information agent for the Tender Offers, at (212) 430-3774 (for banks and brokers only) or (866) 794-2200 (toll-free) (for all others).

The Tender Offers were only made pursuant to the Offer to Purchase and the related Letter of Transmittal. The Tender Offers were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers were required to be made by a licensed broker or dealer, the Tender Offers will be deemed to have been made on behalf of NHIL by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Forward-Looking Disclosure Statement

Statements in this press release regarding activities or events that may occur in the future, including statements about the Tender Offers, as well as any other statements in this press release that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to statements regarding rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our or our affiliates’ financial position, business strategy, timing or results of acquisitions or dispositions, impairments, repayment of debt, credit ratings, borrowings under our or our affiliates’ credit facilities or other instruments, sources of funds, completion, delivery dates and acceptance of our or our affiliates’ newbuild rigs, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, construction and upgrade of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves and timing for compliance with any new regulations and other factors detailed in the most recent Form 10-K and other filings of Noble Corporation, a Cayman Islands exempted company and the guarantor of the Notes (“Noble-Cayman”), with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales. Noble-Cayman performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units located worldwide.

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, worldwide contract drilling services with a fleet of offshore drilling units located worldwide.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

3